Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
John Wilder Letter to Vendors and Suppliers
February XX, 2007
Dear [Salutation] [First Name]:
As a valued partner, I wanted to personally share with you some exciting news about our company. TXU is being acquired by a group of investors led by Kohlberg Kravis Roberts & Co. (KKR) and Texas Pacific Group (TPG), two of the nation’s leading private equity firms. This transaction will give us new financial and strategic resources to transform our business so we can better meet the energy needs of our customers now and in the future.
In summary, what this transaction means is that we will be able to:
•	provide more meaningful price cuts and protection to customers;

•	expand our product and service offerings;

•	take a different, more responsive approach to meeting the state’s energy challenges; including suspending the permitting process for 8 of the proposed 11 new coal-fueled units and developing, testing, and incorporating emerging new technology that will help us produce power cleaner and more efficiently to meet long-term energy needs.

•	focus more on energy efficiency and conservation programs and alternative energy sources to meet Texas’ near-term energy needs; and

•	better organize our businesses to be more focused on each business’s customers.
Under the new corporate banner of Luminant, we will separate into three distinct businesses to better meet the needs of our unique customers. TXU Electric Delivery’s name will be changed to Oncor. TXU Power, TXU Wholesale, TXU Development and TXU Construction will be called Luminant Energy and TXU Energy’s name will remain the same.
We want to assure that the transition will be seamless and advise you that we are looking forward to entering into a new phase of our relationship.
If you have any questions about the transaction, you can visit www.TransformingTXU.com or call your TXU contact.
Sincerely,
John Wilder

Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.